UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 25, 2013

Aastrom Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-22025	94-3096597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Frank Lloyd Wright Drive P.O. Box 376 Ann Arbor, Michigan	48106
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   1-800-556-0311

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.             Costs Associated with Exit or Disposal Activities.

On March 27, 2013, the Company announced a strategic change in its research and development programs to focus on the clinical development of its lead product, ixmyelocel-T, for the treatment of dilated cardiomyopathy (DCM).  The Company, which recently initiated the Phase 2b ixCELL-DCM clinical trial, previously received a U.S. orphan drug designation for the use of ixmyelocel-T in the treatment of DCM.  As a result of the strategic change, the Company will stop enrollment and end the Phase 3 REVIVE clinical trial in patients with critical limb ischemia (CLI).  In addition, the Company is executing a corporate restructuring that it expects will reduce staff and operating expenses by approximately 50 percent.  Employees directly affected by the restructuring plan will be provided with severance payments and outplacement assistance. The Company currently expects to complete the restructuring during the 2nd quarter of 2013.

As a result of the termination of the Phase 3 REVIVE clinical trial, the Company plans to record a one-time restructuring charge of approximately $400,000 in the first quarter of 2013, primarily representing cash payments for severance and other personnel-related expenses. Severance payments will be paid out during the second quarter of 2013 and will continue into the fourth quarter of 2013.  Additional costs relating to the termination of the Phase 3 REVIVE clinical trial may be recorded in the second quarter of 2013.  The costs and restructuring charges that the Company expects to incur in connection with the restructuring are subject to a number of assumptions, and actual results may materially differ. The Company may also incur other material costs or charges not currently contemplated due to events that may occur as a result of, or associated with, the restructuring plan.

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 26, 2013 (the “Effective Date”), Dr. Sharon M. Watling’s employment will be terminated.  Dr. Watling’s employment is being terminated in connection with the Company’s corporate restructuring plan.  As a result of Dr. Watling’s termination of employment with the Company, the Employment Agreement, dated March 22, 2011, by and between the Company and Dr. Watling (the “Employment Agreement”) will also terminate, effective as of the Effective Date.  Dr. Watling will continue to be available as a consultant to the Company following the Effective Date.

Under the Employment Agreement, Dr. Watling will be entitled to receive severance in an amount equal to nine months of her current base salary of $245,000 paid semi-monthly in substantially equal installments over nine months, subject to Dr. Watling’s signing a general release of claims.  In addition, all stock options and other stock-based awards which would have vested had Dr. Watling remained employed for an additional nine months following the Effective Date shall become exercisable as of the Effective Date.  Dr. Watling will also be entitled to continued participation in the Company’s group health, dental and vision programs for nine months following the Effective Date.

Item 8.01.             Other Items.

On March 27, 2013, the Company issued a press release announcing the events set forth in Item 2.05.  The full text of the Company’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1.       Press release dated March 27, 2013

Forward-looking Statements

This Form 8-K contains forward-looking statements, including, without limitation, statements concerning clinical trial plans and progress, objectives and expectations, clinical activity timing, including the timing and expenses associated with winding down the CLI trial, intended product development, and restructuring plans and charges, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “believe,” “intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, the ability to execute on the Company’s restructuring plans and successfully reduce expenses, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward-looking statements reflect management’s current views and the Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.
(Registrant)
March 29, 2013
(Date)	/s/ Dominick C. Colangelo
Dominick C. Colangelo
Chief Executive Officer and President

Exhibit Index

99.1              Press release dated March 27, 2013